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                                                                       EXHIBIT 2

                         EMPIRE OF CAROLINA, INC. ADOPTS
                             SHAREHOLDER RIGHTS PLAN

     DELRAY BEACH, FL, September 12, 1996 -- The Board of Directors of
Empire of Carolina, Inc. (AMEX:EMP) today announced the adoption of a stockholder rights agreement and declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Empire of Carolina, Inc. common stock. The Rights are designed to assure that all of Empire of Carolina, Inc.'s stockholders receive fair and equal treatment in the event of a proposed takeover of the Company and to guard against partial tender offers, squeeze-outs, open market accumulations and other abusive tactics to gain control of Empire of Carolina, Inc. without paying all stockholders a control premium.

     Each Right will entitle stockholders to buy one one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $40.00. The Rights will be exercisable only if a person or group (other than certain exempt persons) acquires 15% or more of Empire of Carolina, Inc.'s common stock or announces a tender offer the consummation of which would result in ownership by a person or group of 15% or more of the common stock.

     If a person or group (other than certain exempt persons) acquires 15% or more of Empire of Carolina, Inc.'s outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then-current exercise price, a number of Empire of Carolina, Inc.'s common shares having a market value of twice the Right's exercise price. In addition, if at any time after a person or group (other than certain exempt persons) acquires 15% or more of the Company's common stock, the Company is acquired in a merger or other business combination transaction, each Right will entitle its holder to purchase, at a Right's then-current exercise price, a number of the acquiring company's common shares having market value at the time of twice the Right's exercise price.

     Following the acquisition by a person or group (other than certain exempt persons) of beneficial ownership of 15% or more of the Company's common stock and prior to an acquisition of 50% or more of the common stock, the Board of Directors may exchange the Rights (other than those owned by such person or group), in whole or in part, at an exchange ratio of one share of common stock (or one one-hundredth of a share of the new series of junior participating preferred stock) per Right.

     Prior to the acquisition by a person or group of beneficial ownership of 15% or more of the Company's common stock, the Rights are redeemable for one cent per Right at the option of the Board of Directors.

     The Rights are intended to enable all Empire of Carolina, Inc. stockholders to realize the long-term value of their investment in the Company. The Rights Plan will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.

     The dividend distribution will be issued to stockholders of record as of the close of business on September 11, 1996, and the Rights will expire on September 11, 2001 unless earlier redeemed or exchanged. The Rights distribution is not taxable to stockholders.

     Details of the Rights distribution are contained in a letter which is being mailed to the Company's stockholders.

                            *          *          *

     Empire of Carolina, Inc. designs, develops, manufactures and markets a broad range of basic plastic children's toys. Its Holiday Products Division produces and markets decorative seasonal items including Christmas, Halloween and Easter illuminated products. The Company's full line of basic toys includes the Big Wheel(R) line of ride-on toys, Grand Champions(R) collectible horses, Buddy L(R) cars and trucks, and Power Driver(R) ride-ons.